                                   EXHIBIT 2

                          OPTION AND VOTING AGREEMENT
                          ---------------------------

     THIS OPTION AND VOTING AGREEMENT (this "AGREEMENT") is made effective as of the 29th day of March, 2001, by and among NOMURA ASSET CAPITAL CORPORATION, a Delaware corporation ("NOMURA"), PARTNERSHIP ACQUISITION TRUST V, a Delaware business trust (the "TRUST"), and MEI HOLDINGS, L.P., a Delaware limited partnership ("MEIH").

                                    RECITALS
                                    --------

A. On July 20, 1999, the parties hereto entered into that certain Second Amended and Restated Recapitalization Agreement (the "RECAPITALIZATION AGREEMENT"), which provided for the consummation of various transactions, including the conversion of certain outstanding loans to preferred stock of Malibu Entertainment Worldwide, Inc., a Georgia corporation (the "COMPANY"), and the issuance of additional shares of preferred stock and shares of common stock of the Company to the Trust.

B. On July 19, 1999, to effect the transactions contemplated by the Recapitalization Agreement, the Company filed with the Secretary of State of the State of Georgia (i) the Certificate of Designations of Series BB Preferred Stock (the "SERIES BB CERTIFICATE") and (ii) the Certificate of Designations of Series CC Preferred Stock (the "SERIES CC CERTIFICATE"), regarding the preferences and rights of, respectively, (x) the Series BB Preferred Stock, no par value, of the Company (the "SERIES BB PREFERRED") and (y) the Series CC Preferred Stock, no par value, of the Company (the "SERIES CC PREFERRED"). The Series BB Preferred and the Series CC Preferred are collectively referred to herein as the "PREFERRED STOCK."

C.  On July 20, 1999, pursuant to the terms of the Recapitalization Agreement,
(i) the Company and the Trust entered into a Registration Rights Agreement (the "SERIES BB REGISTRATION RIGHTS AGREEMENT") and (ii) the Company and MEIH entered into a Registration Rights Agreement (the "SERIES CC REGISTRATION RIGHTS AGREEMENT" and, together with the Series BB Registration Rights Agreement, the "REGISTRATION RIGHTS AGREEMENTS"). The Recapitalization Agreement and the Registration Rights Agreements are collectively referred to herein as the "PRIOR AGREEMENTS."

D. The parties hereto desire to enter into this Agreement for the granting by Nomura and the Trust to MEIH or its designee of an option to purchase from the Trust certain shares of Series BB Preferred and common stock of the Company, no par value (the "COMMON STOCK" and collectively with the Preferred Stock, the "SECURITIES"), and to set forth certain terms and conditions relating to the granting of such option.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the covenants, agreements, representations, and warranties set forth in this Agreement, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I
                    GRANT OF OPTION TO MEIH OR ITS DESIGNEE

Section 1.1  Grant of Option to Purchase Shares.
             ----------------------------------
(a) Subject to and upon the terms and conditions contained herein, Nomura and the Trust hereby grant to MEIH or its designee an option (the "OPTION") to purchase on the Closing Date (as defined below), in whole but not in part,
     (i) all of the shares of Series BB Preferred held by the Trust (and any Affiliate (as defined below) of the Trust, including Nomura), whether now held or hereafter acquired by or issued to Nomura or the Trust, and (ii) that number of shares of Common Stock held by the Trust (and any Affiliate of the Trust, including Nomura), whether now held or hereafter acquired by or issued to Nomura or the Trust, that exceeds 7.5% of the Outstanding Shares (as defined below) of Common Stock (the "TRUST COMMON STOCK" and, collectively with the Series BB Preferred, the "OPTION SHARES"). For purposes of this Agreement, the calculation of the Outstanding Shares is intended to protect the Trust against any dilution of its interest that might result from the issuance of Common Stock or convertible securities to fund the Purchase Price (as defined below) or from the issuance of Common Stock upon the exchange or conversion by MEIH or its designee of any shares of Series BB Preferred or Series CC Preferred on or after the Closing Date, but is not intended to protect the Trust against any dilution of its interest resulting from the issuance of capital stock for other purposes. Accordingly, the term "OUTSTANDING SHARES" shall mean, as of the Closing Date, the sum of (x) all of the issued and outstanding shares of Common Stock of the Company at such time, plus (y) in the event that any shares of Common Stock or capital stock convertible into or exercisable for shares of Common Stock are issued by the Company to any party at any time after the date hereof and on or prior to the Closing Date solely to fund or assist with the funding of all or any portion of the Purchase Price, all such shares of Common Stock or Common Stock issuable upon conversion or exercise of such shares of capital stock, plus (z) in the event that MEIH or its designee exchanges or converts any shares of Series BB Preferred or Series CC Preferred into shares of Common Stock on or after the Closing Date pursuant to Section 1.5(a), all such shares of Common Stock that are issued
                 --------------
     by the Company upon such exchange or conversion. In the event that, at any time on or after the Closing Date, any shares of capital stock of the Company are issued for any reason other than as described in clauses (y) and (z) of the preceding sentence, or are redeemed or cancelled, the calculation of Outstanding Shares shall be made prior to any such issuance, redemption or cancellation.

(b)  Notwithstanding anything to the contrary contained in the foregoing Section
                                                                         -------
     1.1(a), if, on the Closing Date, the Trust and its Affiliates collectively
     ------
     hold a number of shares of Common Stock that is less than 7.5% of the Outstanding Shares, then at the Closing, MEIH or its designee shall transfer, or cause to be issued, to the Trust, free and clear of all liens, restrictions on transfer or adverse claims of any kind, other than restrictions arising under federal or state securities laws, that number of shares of Common Stock as are necessary for the Trust and its Affiliates to collectively be the holder on the Closing Date of 7.5% of the Outstanding Shares of Common Stock. Any shares delivered under this Section 1.1(b)
                                                              --------------
     shall be deemed to be part of the Purchase Price to be paid by MEIH pursuant to Section 1.2 hereof.
                 -----------

Section 1.2  Purchase Price.  The aggregate purchase price for the Option Shares
             --------------
(the "PURCHASE PRICE") shall be as follows:

(a) If the Option is exercised at any time on or before September 30, 2001, $2 million; or

(b) If the Option is exercised at any time after September 30, 2001, but on or before September 30, 2002, $2.5 million.

(c)  If required pursuant to Section 1.1(b) hereof, the Purchase Price shall
                             --------------
     also include any shares of Common Stock that MEIH or its designee transfers, or causes to be issued, to the Trust on the Closing Date under

     Section 1.1(b).
     --------------

Section 1.3  Payment of Purchase Price.  The Purchase Price shall be payable at
             -------------------------
the Closing to the Trust in immediately available funds by wire transfer to an account designated by Nomura in writing to MEIH at least two (2) business days prior to the Closing Date and, if applicable, through the transfer or issuance to the Trust of any shares of Common Stock required to be delivered to the Trust on the Closing Date pursuant to Section 1.1(b) hereof.
                                --------------

Section 1.4  Option Period.  The Option may be exercised by MEIH or its designee
             -------------
at any time during the period commencing on the date hereof and ending on September 30, 2002, after which time this Option shall expire (the "OPTION PERIOD"). Notwithstanding anything contained herein to the contrary, in no case may the Option be exercised after the expiration of the Option Period.

Section 1.5  Cancellation or Conversion of Preferred Stock.
             ---------------------------------------------
(a) If the Option is exercised by MEIH or its designee, then on the Closing Date, MEIH or its designee shall, at its option, either (i) contribute to the capital of the Company some or all of the Series BB Preferred and/or some or all of its shares of Series CC Preferred (in which event MEIH or its designee shall deliver certificates representing such shares for cancellation by the Company) or (ii) exchange or convert some or all of the shares of Series BB Preferred and Series CC Preferred into shares of Common Stock (either pursuant to the terms of the Series BB Certificate or Series CC Certificate, or otherwise on terms mutually agreed to by the Company and MEIH or its designee).

(b) The decision as to whether to contribute, on the one hand, or exchange or convert, on the other hand, the shares of Series BB Preferred or Series CC Preferred shall be made by MEIH or its designee in its sole and unreviewable discretion. MEIH or its designee will also have the discretion as to which shares, if any, will be contributed and which shares, if any, will be exchanged or converted and may, if so desired, contribute certain shares and exchange or convert other shares. Nothing herein shall obligate MEIH or its designee to contribute any such shares to the capital of the Company (i.e., all of such shares may be exchanged or converted in lieu of being contributed to the capital of the Company). The only requirement imposed hereunder is that all shares be either contributed or exchanged or converted on the Closing Date such that after the Closing Date, none of such shares remain outstanding.

Section 1.6  Exercise Procedure.  Subject to the terms and conditions contained
             ------------------
herein, the Option may be exercised by MEIH or its designee by giving written notice to Nomura at the address set forth on the signature page hereto in accordance with Section 5.13 at any time during the Option Period (the
                ------------
"NOTICE").

Section 1.7  Closing.  If the Option is exercised by MEIH or its designee, the
             -------
purchase and sale of the Option Shares shall be consummated at a closing (the "CLOSING") to be held in Dallas, Texas at a place and time that shall be set forth in the Notice, and which shall, in any event, be within five (5) business days after the Notice is sent to Nomura (the "CLOSING DATE"). At the Closing,
(i) MEIH or its designee shall cause to be transferred to Nomura as set forth
Section 1.3 the Purchase Price (including, if applicable, certificates
-----------
representing any shares of Common Stock to be transferred by MEIH to the Trust pursuant to Section 1.1(b) hereof), and (ii) Nomura and the Trust shall deliver
            --------------
to MEIH or its designee the stock certificates representing all of the Option Shares duly endorsed for transfer and free and clear of all liens, restrictions on transfer or adverse claims of any kind, other than restrictions arising under federal or state securities laws or those liens, restrictions on transfer or adverse claims, if any, arising under this Agreement or the Recapitalization Agreement.

                                  ARTICLE II
                                VOTING AGREEMENT

Section 2.1  Designation of Board Members.  Prior to the Closing Date and
             ----------------------------
subject to Section 2.3 below, for so long as Nomura and/or the Trust own in the
           -----------
aggregate (a) 50% or more of the Series BB Preferred held collectively by Nomura and the Trust as of the date hereof and (b) 50% or more of the Common Stock held collectively by Nomura and the Trust as of the date hereof, and upon 30 days prior written notice to each party to this Agreement by Nomura, each party to this Agreement shall vote all of the Securities over which such party has voting control and shall take all other necessary or desirable action, within such party's control or capacity as a shareholder (including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents or resolutions in lieu of meetings), in order to elect the directors designated by Nomura so that:

(i) one (1) member of the Company's Board of Directors (the "BOARD") may be designated by Nomura (the "NOMURA DESIGNEE"); and

(ii) one (1) additional member of the Board who is not an Affiliate of Nomura or the Trust may be designated by Nomura so long as such designee has appropriate entertainment industry experience and expertise that can result in a material positive contribution to the Board, as determined by the members of the Board who are not Affiliated with Nomura or the Trust in their sole discretion (the "NOMURA ADDITIONAL DESIGNEE"). For purposes of this Agreement, the term "AFFILIATE" shall mean, with respect to any person, (a) any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with such person, or (b) any other person who is a director or officer of such person or of any person described in clause (a) above. For purposes of this definition, control of a person shall mean the power, direct or indirect, (x) to vote 5% or more of the securities having ordinary voting power for the election of directors of such person, or (y) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.

If any event occurs after the date hereof that allows Nomura and/or the Trust to elect, or to nominate or designate for election, directors of the Company (including without limitation under Section 2.9.3 of the Series BB Certificate), then the number of directors that Nomura and/or the Trust shall be entitled to elect or nominate or designate for election shall include (and shall not be in addition to) the Nomura Designee and the Nomura Additional Designee.

Section 2.2  Reimbursement of Expenses.  MEIH shall use reasonable efforts to
             -------------------------
cause the Company to pay, in accordance with the Company's current policies, as may be amended from time to time, the reasonable out-of-pocket travel, lodging and other related expenses of all directors elected pursuant to Section 2.1
                                                                -----------
hereof incurred in connection with attendance of meetings of the Board or any committee thereof.

Section 2.3  Termination of Voting Agreement.  In the event that (a) MEIH or its
             -------------------------------
designees exercises the Option or (b) the Trust or Nomura (or any Affiliate thereof) transfers any Option Shares pursuant to the procedures set forth in
Article IV, with the result being that as of the First Offer Closing
----------

Date (as defined below) or the Third Party Closing Date (as defined below), as applicable, for such transfer the Trust, Nomura and their Affiliates collectively hold a number of shares of Common Stock that is less than 7.5% of the Outstanding Shares of Common Stock as of such date; then notwithstanding anything to the contrary in this Agreement, from and after the Closing Date, the First Offer Closing Date or the Third Party Closing Date, as applicable, Nomura shall no longer have any right to designate directors pursuant to Section 2.1
                                                                  -----------
hereof and the other parties hereto shall no longer be required to vote for, or nominate or designate for election, the Nomura Designee or the Nomura Additional Designee.

                                  ARTICLE III
                   WAIVER AND AMENDMENT OF CERTAIN AGREEMENTS

Section 3.1  Waiver of Certain Rights in Series BB Certificate.  Provided that
             -------------------------------------------------
the Option is exercised, then by executing this Agreement and without the need for any further action by any other party, each party holding shares of Series BB Preferred hereby waives any right to require the repurchase by the Company of any shares of Series BB Preferred upon a Change in Control (as defined in the Series BB Certificate) of the Company pursuant to Section 2.9.7 of the Series BB Certificate, regardless of when such Change in Control occurs.

Section 3.2  Waiver of Certain Rights Under Series BB and Series CC Registration
             -------------------------------------------------------------------
Rights Agreements. Provided that the Option is exercised, then by executing this
-----------------
Agreement and without the need for any further action by any other party, each party hereto hereby waives any rights it has under Section 3 of the Series BB Registration Rights Agreement or the Series CC Registration Rights Agreement, including without limitation any rights to "Demand Registrations" thereunder.
In addition, notwithstanding anything to the contrary contained in Section 11(b) of the Series BB and Series CC Registration Rights Agreements, each party hereto agrees that the Company may issue, after the date hereof, piggyback registration rights to third parties that rank senior or pari passu to the piggyback registration rights granted under the Registration Rights Agreements, including with respect to priority in the event of any underwriters' cutbacks in underwritten registrations.

Section 3.3  Waiver of Certain Rights Under the Recapitalization Agreement.  By
             -------------------------------------------------------------
executing this Agreement and without the need for any further action by any other party, each party hereby waives, effective as of the date specified below, the following rights that such party has under the Recapitalization Agreement:

(a) The Trust hereby agrees that the term "Exit Date," as used in Section 3.4(b) of the Recapitalization Agreement, is hereby deemed to be the date that is the first business day after the expiration of the Option Period (the "NEW EXIT DATE"), it being the intent of the Trust that the obligation of the Company and/or MEIH to issue or transfer any shares of Common Stock to the Trust thereunder be deferred until the New Exit Date; provided that in the event that the Option is exercised by MEIH or its designee during the Option Period, then the Trust, by executing this Agreement and without the need for any further action by any other party, does hereby waive all rights it has under Section 3.4(b) of the Recapitalization Agreement regarding subsequent issuances and transfers of Common Stock by MEIH and the Company to the Trust, such waiver to be effective as of the Closing Date; and

(b) The Trust hereby waives all rights it has under Section 9.10 of the Recapitalization Agreement regarding the Trust's right to receive materials from the Board, such waiver to be effective as of the Closing Date.

                                  ARTICLE IV
                              RIGHT OF FIRST OFFER

Section 4.1  Grant of Right of First Offer.
             -----------------------------
(a)  During the Option Period, if Nomura and/or the Trust (for purposes of this

     Article IV, an "OFFERING STOCKHOLDER") proposes to transfer (in one
     ----------
     transaction or in a series of transactions) any Securities (other than a transfer pursuant to Section 1.1) to another individual or entity not a
                          -----------
     party hereto (each, a "PROPOSED TRANSFEREE") (whether or not such Proposed Transferee is currently a holder of Securities of the Company), the Offering Stockholder shall give written notice at least 30 days prior to making any such transfer (the "FIRST OFFER NOTICE") to MEIH of such proposal. The First Offer Notice shall specify the number and type of Securities proposed to be transferred, the proposed price (which must be in cash), terms, and conditions of the transfer and the identity of the Proposed Transferee.

(b) MEIH or its designee shall have the right and option (the "FIRST OFFER OPTION"), exercisable within 30 days after the date of the First Offer Notice (the "FIRST OFFER OPTION PERIOD"), to purchase the Securities at the price (which must be in cash) and substantially on the terms and conditions set forth in the First Offer Notice, by providing written notice of that election to the Offering Stockholder.

(c) The failure of MEIH or its designee to advise the Offering Stockholder of its decision to purchase shares within the First Offer Option Period described above shall be deemed to constitute a notification to the Offering Stockholder of a decision not to exercise the First Offer Option described herein.

(d) The closing for all sales of the Securities purchased by MEIH or its designee under this Section 4.1 shall occur within 90 days of the last day
                         -----------
     of the First Offer Option Period, or at such other time as may be mutually agreed upon by the Offering Stockholder and MEIH or its designee (such date being referred to herein as the "FIRST OFFER CLOSING DATE"), with the purchase price being paid in immediately available funds at such closing, and with the Offering Stockholder being required to deliver stock certificates representing the Securities being transferred duly endorsed for transfer and free and clear of all liens, restrictions on transfer or adverse claims of any kind, other than restrictions arising under federal or state securities laws. If MEIH or its designee does not exercise the First Offer Option, or if MEIH or its designee exercises the First Offer Option but does not close within the time designated for closing, then the Offering Stockholder shall be free to sell the Securities to the Proposed Transferee identified in the First Offer Notice, at the price and on the terms and conditions specified in the First Offer Notice, provided that
                                                               --------
     such transfer shall be effected within 90 days after the expiration of the First Offer Option Period in the event that MEIH or its designee does not exercise the First Offer Option during the First Offer Option Period (or, in the event that MEIH or its designee does so exercise the First Offer Option but then fails to close within the required time period, then within 90 days after the failure of MEIH or its designee to so purchase the Securities pursuant to the First Offer Notice) (the date of the closing for such transfer being referred to herein as the "THIRD PARTY CLOSING DATE"); provided further that it shall be a condition to any such transfer that the
     --------
     Proposed Transferee agrees in writing to be bound by all of the terms and conditions of this Agreement (and a copy of such writing shall be delivered to MEIH contemporaneously with the closing of any such transfer). Any Securities not transferred within such 90-day period shall be re-offered to MEIH or its designee in accordance with this Section 4.1 prior to any
                                                  -----------
     subsequent transfer.

(e)  Nothing contained in this Section 4.1 is intended to any way to restrict or
                               -----------
     otherwise limit the right of MEIH or its designee to exercise the Option at any time during the Option Period as described in Article I hereof.
                                                       ---------

                                   ARTICLE V
                                 MISCELLANEOUS

Section 5.1  Representations and Warranties of Nomura and the Trust.  In
             ------------------------------------------------------
granting this Option, Nomura and the Trust each represents and warrants to MEIH and its designee that on the date hereof the Trust is the sole record and beneficial owner of the Option Shares free and clear of all liens, encumbrances, restrictions on transfer or adverse claims of any kind, other than restrictions on transfer arising under federal or state securities laws or those liens, restrictions on transfer or adverse claims, if any, arising under this Agreement or the Recapitalization Agreement. Nomura and the Trust each hereby represents and warrants to MEIH that on the date hereof the Trust holds of record 327.12 shares of Series BB Preferred and 6,000,000 shares of Common Stock and each further represents and warrants that, on the date hereof, neither Nomura nor any Affiliate of Nomura (other than the Trust) holds any shares of capital stock of the Company. Nomura and the Trust agree to provide a certificate as at either the Closing Date or the First Offer Closing Date (whichever is applicable) representing and warranting the ownership position as at that date.

Section 5.2  Representations and Warranties of Parties.  Each party hereby
             -----------------------------------------
represents and warrants to each of the other parties as of the date hereof (a) that such party is duly organized, validly existing and in good standing under the laws of its state of organization; (b) that the execution and delivery of this Agreement and the performance of the obligations of such party hereunder have been duly authorized; (c) that this Agreement constitutes a valid and legally binding obligation of such party hereto enforceable against such party in accordance with its terms; (d) that no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any federal, state or local governmental authority or any person or entity not a party hereto is required in connection with the consummation of the transactions contemplated by this Agreement; and (e) that the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement do not, and will not, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under any provision of (i) the Articles of Incorporation or the By-laws or comparable, organizational documents of such party, or (ii) any loan or credit agreement, note, bond, debenture, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, certificate, license or similar authorization, whether oral or written, applicable to such party or its properties or assets. Nomura and the Trust agree to provide a certificate as at either the Closing Date or the First Offer Closing Date (whichever is applicable) representing and warranting as to the matters listed in this Section 5.2 as at that date.

Section 5.3  Indemnification.
             ---------------

(a) Indemnification by MEIH. MEIH shall indemnify Nomura and the Trust (collectively, the "INDEMNITEES") against, and hold each Indemnitee harmless from, any demand, damage, claim, action, cause of action, fine, liability or other loss or expense including, without limitation, interest, penalties and attorneys' fees and expenses (collectively, net of insurance recoveries and other benefits and recoveries realized and paid or received by the Indemnitees, "DAMAGES") arising out of or resulting from any action, suit, claim or proceeding (a "CLAIM") brought against Indemnitees by any person or entity

     (other than the parties to this Agreement or the Company) (a "THIRD-PARTY CLAIMANT") to the extent such Claim relates to the transactions contemplated by this Agreement.

(b) Indemnification Procedures. Any Indemnitee making a claim for indemnification pursuant to Section 5.3(a) (an "INDEMNIFIED PARTY") must give any party hereto from whom indemnification is sought (an "INDEMNIFYING PARTY") written notice of such Claim (an "INDEMNIFICATION CLAIM NOTICE") promptly after the Indemnified Party receives any written notice of such Claim or potential Claim against or involving the Indemnified Party by a Third-Party Claimant or otherwise discovers or becomes aware of the liability, obligation or facts giving rise to such Claim; provided that a
                                                               --------
     Claim cannot be asserted by the Indemnified Party against an Indemnifying Party until asserted by a Third-Party Claimant against an Indemnitee;

     provided, further, that the failure to notify or delay in notifying an
     --------  -------
     Indemnifying Party will not relieve any Indemnifying Party of its obligations pursuant to Section 5.3(a) except to the extent the
                             --------------
     Indemnifying Party's ability to defend such Claim is materially prejudiced by the failure of the Indemnified Party to provide timely notice of such Claim; provided, further, that failure to so notify the Indemnifying Party
            --------  -------
     shall not release the Indemnifying Party from any liability which it may have otherwise than on account of the indemnification obligation hereunder. Such Indemnification Claim Notice must specify in reasonable detail the nature of such Claim and the circumstances under which it has arisen. No claim for indemnification hereunder by an Indemnified Party shall be valid unless the Indemnification Claim Notice relating to such Claim is given to the Indemnifying Party by the Indemnified Party within the applicable survival period set forth in Section 5.3(d) hereof. After receipt of an
                                  --------------
     Indemnification Claim Notice by an Indemnifying Party with respect to a Claim, if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated under the terms of its indemnity hereunder in connection with such Claim, then the Indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such Claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Indemnifying Party's cost, risk and expense.

(c)  Control of Defense; Exceptions.  Notwithstanding the provisions of Section
                                                                        -------
     5.3(a) and 5.3(b), the Indemnified Party will be entitled to participate in
     -----------------
     the defense of such Claim and to employ counsel of its choice for such purpose at its own expense (provided that the Indemnifying Party will bear
                                 --------
     the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense). In addition, the Indemnifying Party will not be entitled to assume control of the defense of such Claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:
     (i) (A) the Indemnified Party reasonably believes that an adverse determination of such Claim could be detrimental to or injure the Indemnified Party's reputation or future business prospects, (B) the Indemnified Party reasonably believes upon advice of legal counsel that there exists or could arise a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Claim, or (C) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such Claim; and (ii) the Indemnified Party obtains the prior written consent, which consent shall not be unreasonably withheld, of the Indemnifying Party prior to entering into any settlement of such Claim or ceasing to defend such Claim.

(d) Indemnification Limitations. Notwithstanding anything contained herein to the contrary, the obligations of MEIH for indemnification of Nomura and the Trust shall continue in full force and effect for the later of (i) a period of two years from the date hereof or (ii) a period of two years from the Closing Date, but shall thereafter terminate and be of no further force or effect. Notwithstanding the forgoing, in the event any Indemnitee makes an Indemnification Claim Notice for which such Indemnitee is entitled to indemnification hereunder during either of the two-year periods referred to in the immediately preceding sentence, the indemnification obligations of MEIH hereunder shall survive until such claim is resolved.

Section 5.4  No Violation or Default.  Nomura and the Trust each hereby agrees
             -----------------------
that as of the date hereof there exists no breach or default by any other party of any provision of the Prior Agreements or the Series BB Certificate, and to the extent that there is any such breach or default, such breach or default is hereby waived.

Section 5.5  Binding Effect; Assignment.  This Agreement shall be binding on,
             --------------------------
and inure to the benefit of the parties hereto and their respective representatives, successors and permitted assigns. Notwithstanding anything stated in this Agreement, any transfer by Nomura or the Trust of any rights, interests or obligations hereunder to a Proposed Transferee in connection with a sale of Securities to such Proposed Transferee pursuant to the terms of Section
                                                                        -------
4.1(d) hereof shall not require the prior written consent of MEIH.  MEIH may
------
transfer or assign this Agreement (or any interest herein) to any person without the prior written consent of any other party; provided that reasonably prompt written notice is provided to the other parties after the transfer or assignment is consummated. The Company is entitled to rely on the waivers and agreements of the parties in Articles II and III hereof. Nothing in this Agreement, express
                  -------------------
or implied, is intended to confer upon any party, other than the parties and their respective successors and assigns and the Company, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 5.6  Legends.  On the date hereof, the Trust agrees to deliver
             -------
certificates representing the Option Shares to the Company to imprint a legend on such certificates to reflect the existence of this Agreement, after which the certificates so imprinted shall be returned by the Company to the Trust.

Section 5.7  Further Assurances.  Each party hereto agrees to take all such
             ------------------
action to fulfill any conditions precedent and to take such further action as may be reasonably necessary in order to effect the consummation of the transaction contemplated by this Agreement.

Section 5.8  Expenses. The parties hereto shall each pay its own expenses in
             --------
connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, fees of its own counsel, auditors, and other experts, whether or not such transactions are consummated; provided that MEIH agrees that it shall pay at Closing the reasonable out-of-pocket expenses of Nomura and the Trust incurred in connection with the exercise by MEIH or its designee of the Option, including, without limitation, reasonable fees of one counsel for Nomura and the Trust, up to an aggregate amount not to exceed $10,000.

Section 5.9  Entire Agreement.  This Agreement constitutes the entire contract
             ----------------
and shall supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and no party shall be liable or bound to the other in any manner by any representations or warranties except as specifically set forth herein or agreement executed in connection herewith or expressly required to be made or delivered pursuant thereto. Notwithstanding the foregoing, the Prior Agreements, the Series BB Certificate and the Series CC Certificate shall remain in full force and effect after the date hereof in accordance with their respective terms, except to the extent any provisions thereof are expressly amended, modified or waived hereby.

Section 5.10  Disclosure.  Except as and to the extent required by law or by an
              ----------
order of a court of competent jurisdiction, without the prior written consent of the other parties, no party will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to or otherwise to disclose or to permit the disclosure of the existence of discussions regarding this Agreement between the parties or any of the terms, conditions, or other aspects of the transaction proposed in this Agreement. If a party is required by law or by an order of a court of competent jurisdiction to make any such disclosure, it shall promptly provide to the other parties the content of the proposed disclosure.

Section 5.11  Identical Counterparts.  This Agreement may be executed in one or
              ----------------------
more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together will constitute one and the same instrument. Each such counterpart may be transmitted via facsimile transmission or other similar electronic means and a counterpart so transmitted shall be deemed an original signature for all purposes and have the same force and effect as a manually signed original.

Section 5.12  Modification and Waiver.  Any of the terms or conditions of this
              -----------------------
Agreement may be waived in writing at any time, whether before or after action thereon by the party which is entitled to the benefits thereof; and this Agreement may be modified or amended at any time, whether before or after action thereon by the parties; provided, however, that no supplement, modification or
                        --------  -------
amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 5.13  Notices.  All notices, consents, requests, instructions, approvals
              -------
and/or communications provided for herein, shall be validly given, made or served if in writing and delivered personally or sent by facsimile transmission, commercial delivery service, or registered or certified mail, return receipt requested, postage prepaid, addressed as set forth on the signature page hereto. The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by a similar notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Written notice shall also be deemed effectively given: (i) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (ii) one day after deposit with a nationally recognized commercial delivery service, specifying next day delivery, with written verification of receipt, or (iii) if sent by registered or certified mail, return receipt requested, then on the date shown on the United States Post Office postage prepaid receipt.

Section 5.14  Governing Law.  This Agreement will be construed and enforced in
              -------------
accordance with and governed by the laws of the State of Georgia, without regard to conflict of laws principles. This Agreement will not be construed for or against a party merely because that party prepared it.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, as of the date or dates set forth below to be effective as of the day and year first written above.

                              NOMURA:
                              ------

                              NOMURA ASSET CAPITAL CORPORATION


                              By:/s/ Stuart Simon
                              Name:  Stuart Simon
                              Title: Director

                              Date:  March 29, 2001

                              NOTICE ADDRESS:

                              Nomura Asset Capital Corporation
                              2 World Financial Center
                              Building B, 21st Floor
                              New York, New York 10281
                              Attention:  General Counsel
                              Facsimile:  (212) 667-1567

                              with a copy to

                              Attention:  Robert Easton
                              Facsimile:  (212) 667-1861

                              TRUST:
                              -----

                              PARTNERSHIP ACQUISITION TRUST V


                              By:/s/ Lance W. Haberin
                              Name:  Lance W. Haberin
                              Title: Attorney in Fact

                              Date:  March 29, 2001

                              NOTICE ADDRESS:

                              Partnership Acquisition Trust V
                              C/o Nomura Asset Capital Corporation
                              2 World Financial Center
                              Building B, 21st Floor
                              New York, New York 10281
                              Attention:  General Counsel
                              Facsimile:  (212) 667-1567
                              with a copy to

                              Attention:  Robert Easton
                              Facsimile:  (212) 667-1861


                              MEIH:
                              ----

                              MEI HOLDINGS, L.P.

                              By:  MEI GenPar, L.P.
                                   its general partner,

                              By:  HH GenPar Partners,
                                   its general partner,

                              By:  Hampstead Associates, Inc.,
                                   a managing general partner,


                              By:/s/ William T. Cavanaugh
                              Name:  William T. Cavanaugh
                              Title: Vice President

                              Date:  March 29, 2001

                              NOTICE ADDRESS:

                              MEI Holdings, L.P.
                              Chase Tower
                              2200 Ross Avenue, Suite 4200 - W
                              Dallas, Texas 75201
                              Attention:  Secretary/Treasurer
                              Facsimile:  (214) 220-4948